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                                                                    EXHIBIT 99.6


                                                CONFIDENTIAL VOTING INSTRUCTIONS



TIME WARNER SAVINGS PLAN
TIME WARNER THRIFT PLAN
TWC SAVINGS PLAN

Instructions solicited by Fidelity Management Trust Company on behalf of the
Board of Directors for the Time Warner Inc. Special Meeting on [          ],
2000.

Under the provisions of the Trust relating to these Plans, Fidelity Management Trust Company ("Fidelity"), as Trustee, is required to request your confidential instructions as to how your proportionate interest in the shares of Time Warner Common Stock held in the Time Warner Common Stock fund under those Plans (an "interest") is to be voted at the Special Meeting of Stockholders scheduled to
be held on [          ], 2000.  Your instructions to Fidelity will not be
divulged or revealed to anyone at Time Warner Inc.  If Fidelity does not receive
your instructions on or prior to [          ], 2000, your interest, if any,
attributable to (a) accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan ("PAYSOP") and the WCI Employee Stock Ownership Plan ("WCI ESOP") will not be voted and (b) the remainder of your Plan accounts, if any, will be voted at the Special Meeting in the same proportion as other participants' interests in each such respective Plan for which Fidelity has received voting instructions (excluding PAYSOP and WCI ESOP accounts).

                                This instruction card must be
                                signed exactly as name appears
                                hereon.

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                                Signature(s)                          Date

                                        (CONTINUED ON REVERSE SIDE)